Exhibit 99.1

NOTICE OF BLACKOUT PERIOD

March 5, 2009

IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER

THE TWC SAVINGS PLAN

This notice is to inform you that the TWC Savings Plan (Plan) will be making changes to the Time Warner Inc. Stock Fund (TWX Stock Fund) and the new Time Warner Cable Inc. Stock Fund (TWC Stock Fund) investment options under the Plan.

As a result of these changes, you temporarily will be unable to initiate transactions, including transfers out, loans, or withdrawals involving the TWX Stock Fund. In addition, you temporarily will not be able to transfer your money out of the new TWC Stock Fund recently established to hold the one-time dividend payment on Time Warner Inc. stock. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a blackout period. Whether or not you are planning to retire in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

The blackout period for the Plan will begin at 4 p.m. Eastern Standard Time (EST) on March 27, 2009. It is anticipated that the blackout restrictions will be removed no later than the week of April 5, 2009. During this time period, you can determine when the blackout period has ended by contacting Fidelity as outlined below.

During the blackout period, you will be unable to direct or diversify the assets held in the TWX Stock Fund or the TWC Stock Fund. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. The Plan was unable to furnish the advance notice within the required 30 days as the Plan Administrator was not aware until March 4, 2009 of certain unforeseen technical difficulties that have lead to the distribution agent’s inability to distribute the shares of TWC common stock within the one to two business days anticipated by the Company. The Plan Administrator believes these scheduling difficulties were unforeseeable and beyond its control, and has determined this in writing. Accordingly, the Plan Administrator is providing this blackout notice to you as soon as reasonably possible under the circumstances.

If you have any questions concerning this notice, you should contact:

Fidelity

1-877-BENS, option 3

www.netbenefits.com